Exhibit 10.1
MTI Technology Corporation
17595 Cartwright Road
Irvine, California 92614
October 11, 2005

To:	The Purchasers, as defined in the Purchase Agreement (as defined below) c/o Advent International Corporation 75 State Street Boston, Massachusetts 02109
     Reference is made to that certain Securities Purchase Agreement, dated August 19, 2005 (the “Purchase Agreement”), by and among MTI Technology Corporation and the Purchasers (as defined therein). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.
     Reference is also made to the letter, dated October 6, 2005, from the Company to the Purchasers regarding the Company’s ongoing analysis of data regarding its financial results for the second quarter of fiscal year 2006 (the “Letter”). We acknowledge that the Purchasers have asserted that the information referred to in the Letter constitutes a Material Adverse Effect. Therefore, in consideration of the mutual agreements set forth herein, the Company and the Purchasers hereby agree as follows:
1.	The Company agrees that the facts referred to in the Letter constitute a Material Adverse Effect solely for purposes of Sections 3.08(a), 5.02(b)(xiv) (solely as it relates to 3.08(a)), 7.01(c), 7.01(d)(i) (solely as it relates to Section 5.02(b)(xiv) with respect to 3.08(a)) and 7.01(d)(ii) (solely as it relates to 3.08(a)) (the “Referenced Sections”).

2.	The Company agrees to take all actions reasonably necessary to cause the Annual Meeting to be adjourned to a date that is not less than fifteen (15) nor more than twenty (20) business days following the Company’s public release of the information contained in the Letter (the “Release Date”) and to timely file and deliver to shareholders supplemental proxy materials satisfactory to Purchasers and their counsel. Company agrees that Purchasers shall have the opportunity to review and comment on any supplemental proxy materials as if such materials were a preliminary proxy statement subject to Section 6.04 of the Purchase Agreement, including with respect to any reasonable objection thereto.

3.	With respect only to the revenue and operating loss disclosed in the Letter, the Purchasers waive the right to assert or claim a breach of, or the inability to satisfy conditions of, the Referenced Sections.

4.	The Purchasers waive the right to assert or claim that the Company has breached the requirement in Section 6.04 to timely call the annual meeting based on the adjournment referenced in paragraph 2 above.

The Purchasers, as defined in the Purchase Agreement
c/o Advent International Corporation
October 11, 2005

5.	The Purchasers waive the right to assert or claim that they do not have due notice of the disclosure in the Letter for the purposes only of Section 5.01(d) and Section 5.06 of the Purchase Agreement.

6.	The Purchasers will not object if, without changing the opinion contained in paragraph 10 of the opinion required by Section 7.01(j) of the Purchase Agreement, Morrison & Foerster provide additional commentary on its reasoning for the unqualified opinion in such paragraph 10 and such commentary is reasonably acceptable to the Purchasers.

7.	This letter shall only be effective and enforceable against the Purchasers if: (i) the Release Date is within three (3) business days of the date of this letter; (ii) at least fifteen (15) complete trading days on the Nasdaq SmallCap Market have elapsed between the Release Date and the Closing Date; and (iii) the Company is not in breach of Section 5.02(b)(xiv) as if the date hereof were the Closing Date, other than with respect to the waivers in paragraphs 3, 4 and 5 above. In addition to any conditions contained in the Purchase Agreement, the obligation of the Purchasers’ to purchase the Purchased Securities shall be subject to the satisfaction (or waiver by each Purchaser) of the following condition: the Purchasers shall each receive a certificate signed by the Chief Executive Officer and the Chief Financial Officer at the Closing certifying that the conditions to the effectiveness of this letter contained in the preceding sentence have been satisfied.

8.	Notwithstanding anything herein to the contrary, the Purchasers expressly retain and do not waive any rights not explicitly waived hereby, including with respect to the Referenced Sections and any other Material Adverse Effect (including the reasons for the financial results contained in the Letter).
     Please acknowledge your agreement with the foregoing by signing below and returning a copy to the Company.

Sincerely, MTI Technology Corporation
By:	/s/ Thomas P. Raimondi, Jr.
	Name:	Thomas P. Raimondi, Jr.
	Title:	Chairman, President and CEO

The Purchasers, as defined in the Purchase Agreement
c/o Advent International Corporation
October 11, 2005

Acknowledged and agreed to by the Purchasers as of the date first set forth above:
Digital Media & Communications III Limited Partnership
Digital Media & Communications III-A Limited Partnership
Digital Media & Communications III-B Limited Partnership
Digital Media & Communications III-C Limited Partnership
Digital Media & Communications III-D C.V.
Digital Media & Communications III-E C.V.
By:          Advent International Limited Partnership, General Partner
By:          Advent International Corporation, General Partner
By:     /s/ Michael Pehl
Name:     Michael Pehl
Title:     Partner
Advent Partners DMC III Limited Partnership
Advent Partners II Limited Partnership
By:          Advent International Corporation, General Partner
By:     /s/ Michael Pehl
Name:     Michael Pehl
Title:     Partner
EMC Corporation
By:     /s/ Michael J. Cody
Name:     Michael J. Cody
Title:     VP, Corporate Development